Exhibit 99.1

Catalyst Announces Organizational Realignment; Executive Promotion

ROCKVILLE, Md.—June 25, 2010—Catalyst Health Solutions, Inc. (NASDAQ:CHSI), announces an organizational realignment and executive promotion to support the Company’s continued growth. Mr. Rick Bates, formerly Executive Vice President, has been appointed to President and Chief Operating Officer. Mr. Nick Grujich, formerly Executive Vice President and Chief Operating Officer, has been named Executive Vice President, Strategic Business Operations.

“Clearly we have been pleased with Catalyst’s rapid growth. These key organizational changes position the Company to continue its growth through product innovation, strategic acquisitions and superior client services,” stated David T. Blair, Chief Executive Officer of Catalyst.

As President and Chief Operating Officer, Mr. Bates will be responsible for managing overall operations, driving client retention, leading business development efforts, and delivering innovative products and services. In his new position, Mr. Grujich will lead the Company’s strategic operating business units and drive product expansion through strategic acquisitions.

The organizational changes noted above are effective immediately. “Catalyst already has a strong leadership team – and I have great confidence that, in their new and expanded roles, Rick and Nick will direct our organization to move quickly and capitalize on the opportunities emerging from a rapidly changing marketplace,” added Blair.

About Catalyst Health Solutions, Inc. (www.chsi.com)

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 6 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

SOURCE: Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com